Exhibit 99.1

Roman DBDR Tech Acquisition Corp. Announces the Appointment of James L. Nelson to its Board of Directors

Las Vegas Nevada, Dec. 7, 2020 (GLOBE NEWSWIRE) -- Roman DBDR Tech Acquisition Corp. (NASAQ: DBDR) (“Roman DBDR” or the “Company”) today announced that James L. Nelson has been appointed as an independent director of the Company’s board of directors and as chairman of its audit committee. Following the appointment of Mr. Nelson, the Company’s board of directors is comprised of six directors, including four independent directors.

Jim Nelson joins the Company’s experienced board of directors that includes former NVCA Chairman and longtime venture capitalist Dixon Doll, former fund manager Paul Misir, investment banker Arun Abraham, and entrepreneur Alan Clingman.

“We are pleased to welcome Jim Nelson to the board of directors of Roman DBDR,” said Dr. Donald Basile, chairman and co-chief executive officer of Roman DBDR. “We believe that Jim’s deep experience with complex, strategic transactions and a wide variety of business models will be invaluable to Roman DBDR.”

Mr. Nelson has served as the Chief Executive Officer of Global Net Lease, Inc., a publicly traded real estate investment trust, since July 2017 and has been a director of the company since March 2017. In addition, Mr. Nelson has served as a director of Herbalife Nutrition Ltd. since 2014 and was elected lead director in July 2019. He recently was a director and member of the audit committee of Caesars Entertainment Corporation, a casino-entertainment company, from March 2019 until October 2020. Mr. Nelson was previously a director and member of the audit committee of Icahn Enterprises GP from June 2001 to March 2019. Mr. Nelson previously served as CEO of Orbitex Management, a financial services company and CEO of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management firm. His previous director positions include membership on the boards of directors of American Entertainment Properties, Tropicana Entertainment, and Take Two Interactive Software.

About Roman DBDR Tech Acquisition Corp.

Roman DBDR Tech Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to focus its search on companies in the technology, media and telecom (“TMT”) industries. The Company is led by its Co-Chief Executive Officers, Dr. Donald G. Basile and Dixon Doll, Jr.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for its initial public offering as filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Dr. Don Basile
Co-CEO and Chairman
Don.Basile@RomanDBDR.com
(650) 618-2524